EXHIBIT 99.1

Press Release	Source: Stellar Pharmaceuticals Inc.

STELLAR PHARMACEUTICALS INC. ANNOUNCES

WATSON PHARMA, INC. HAS RECEIVED A CONDITIONAL IDE APPROVAL FOR STELLAR’S URACYST® FROM THE FDA

London, Ontario, June 10, 2009 – Stellar Pharmaceuticals Inc. ("Stellar" or the "Company") (OTCBB:SLXCF.OB) is pleased to announce that its United States licensee, Watson Pharma, Inc. ("Watson") (WPI: NYSE), has received a conditional approval of their Investigational Device Exemption (IDE) to conduct clinical work with Uracyst® from The Food and Drug Administration (FDA) in the United States of America ("USA").  This will allow Watson to continue to move their Uracyst® development program forward towards the eventual approval for the sale of Uracyst® in USA.  The conditional approval allows Watson to begin a blinded, placebo-controlled, pilot clinical trial in 100 subjects at 20 clinical study centers in the USA.

Peter Riehl, Stellar’s President and CEO stated, “We are very pleased to see another important milestone completed by Watson as they continue to make progress towards the sale of Uracyst® in the largest pharmaceutical market in the world.  Stellar is fortunate to have a partner as experienced as Watson is in the field of urology to develop the clinical program for the Uracyst marketing approval in the USA.”

About Stellar

Stellar has developed and is marketing direct in Canada and in countries around the world through out-license agreements two products based on its core polysaccharide technology: NeoVisc®, for the treatment of osteoarthritis; and Uracyst®, its patented technology for the treatment of interstitial cystitis (IC), an inflammatory disease of the urinary bladder wall. Stellar also has in-licensing agreements for NMP22® BladderChek®, a proteomics-based diagnostic test for the diagnosis and monitoring of bladder cancer.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including increased competition; the ability of the Company to expand its operations, to attract and retain qualified professionals, technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings.

For more information contact:

Stellar Pharmaceuticals Inc.

or

Arnold Tenney – Chairman of the Board

544 Egerton St.

(416) 587-3200

London, ON  N5W 3Z8

Peter Riehl – President/CEO

(519) 434-1540

email – corpinfo@stellarpharma.com